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                                                                   EXHIBIT 99.1

[CENTERPOINT                                       For more information contact
ENERGY                                             MEDIA:
LOGO]                                              FLOYD LEBLANC
                                                   Phone  713.207.7125
                                                   INVESTORS:
                                                   Marianne Paulsen

                                                   Phone  713.207.6500

FOR IMMEDIATE RELEASE                                               Page 1 of 1
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          CENTERPOINT ENERGY ANNOUNCES FINAL RESULTS OF EXCHANGE OFFER
           FOR $575 MILLION, 3.75% CONVERTIBLE SENIOR NOTES DUE 2023

         HOUSTON - AUGUST 23, 2005 - CenterPoint Energy, Inc. (NYSE: CNP) today announced the final results of its offer to exchange $575 million principal amount of its 3.75 percent Convertible Senior Notes due 2023 (Old Notes) for an equal amount of its new 3.75 percent Convertible Senior Notes, Series B, due 2023 (New Notes) and an exchange fee of $1.50 for each $1,000 principal amount of Old Notes accepted for exchange. The exchange offer expired on August 17, 2005, at 5 p.m. Eastern time.

         CenterPoint Energy accepted for exchange $571,908,000 aggregate principal amount of the Old Notes, representing 99 percent of the outstanding principal amount of the Old Notes. The exchange settled on August 23, 2005.

         Security holders are urged to read the exchange offer materials, including the prospectus dated July 19, 2005, the Registration Statement on Form S-4, as amended (No. 333-123182), the Schedule TO, as amended, and the other materials related to the exchange offer because they contain important information. Banc of America Securities LLC is acting as dealer manager and MacKenzie Partners, Inc. is the information agent for the exchange offer. Copies of the prospectus and the related exchange offer materials may be obtained free of charge at the Securities and Exchange Commission's website (www.sec.gov) or from MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016,
(212) 929-5500 or (800) 322-2885.

         CenterPoint Energy, Inc., headquartered in Houston, Texas, is a domestic energy delivery company that includes electric transmission & distribution, natural gas distribution and sales, and interstate pipeline and gathering operations. The company serves nearly five million metered customers primarily in Arkansas, Louisiana, Minnesota, Mississippi, Oklahoma, and Texas. Assets total approximately $16 billion. With more than 9,000 employees, CenterPoint Energy and its predecessor companies have been in business for more than 130 years. For more information, visit the Web site at www.CenterPointEnergy.com.


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